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                                                                     EXHIBIT 4.6

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                                    CONTRACT

THIS AGREEMENT, made in duplicate this 15th day of March, 2001. BETWEEN:

                  Equilar Capital Corporation, a corporation incorporated under the laws of Canada,

                                       hereinafter called the "Contractor"

                                                 OF THE FIRST PART,

                                                       - and -

                  Stephane Solis, of the Town of Mont-St-Hilaire, in the Province of Quebec,

                                        Hereinafter called the "Contractee"

                                                 OF THE SECOND PART,

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant as follows:

         1. The Contractee covenants and agrees that he will faithfully, honestly, and diligently serve the Contractor as Chief Financial Officer in the Contractor's business and that the Contractee will devote a substantial amount of his time and attention during working hours to the Contractor's affairs.

         TERM

         2. The Contractee will commence on the 28th day of February 2001. Such service shall continue for a period of 12 months or until the following occurs;

                  (a)      The Contractor raises $5,000,0000 in financings;

                  (b) The Contractee provides the Contractor with one (1) months written notice of his intention to terminate the contract;

                  (c)      The Contractee dies;

                  (d) The Contractee conducts himself in such manner so as to substantially breach the underlying nature of the contract including, but not limited to, serious dereliction of duties,

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                           dishonesty, or any serious breach of this agreement
                           or for solute other action which the Contractor believes was or is likely to be substantially detrimental to the Contractor's business, in which case the Contractor need give no notice or pay in lieu thereof.

         PAYMENT TERMS

         3. During the term of this Contract, the Contractee covenants and agrees to invoice the Contractor for services rendered in Canadian dollars in addition to the appropriate GST and PST amounts, upon the following events:

                  (a) Upon the closing of any Financings (including the exercise of warrants), the Contractee will be entitled to receive from the Contractor a bonification in cash equivalent to 3% of the sums raised by the Contractor;

                  (b) Upon the closing of any Financings by the Contractor (including the exercise of warrants), the Contractee will be entitled to received from the Contractor compensation options entitling the Contractee to purchase 3% of the number of Common Shares sold pursuant to the Financing(s), at their issue price, exercisable for a period 24 months. Subject to regulatory approval, the Compensation Options and the exercise thereof, or such portion thereof as is permitted under applicable securities laws, will be qualified by the Contractor for distribution;

                  (c) Upon the execution of this Agreement, the Contractee will be entitled to receive 50,000 options enabling the purchase of Common Shares of the Contractee at a maximum price of $2.00 per common share. The Contractor will take the necessary steps to ensure that all shares underlying the Options shall become freely tradable at the earliest time possible, while complying with relevant securities legislation.

         DISCLOSURE OF CONFLICT OF INTERESTS

         4. The Contractee affirms that to the best of his knowledge and belief, he is not involved in any activity and has no outside interests that conflict or suggests a potential conflict with the best interests of the Contractor. The Contractor acknowledges that the Contractee continues to operate a financial consulting practice.

                  Further, the Contractee agrees to disclose any outside activities or interests, including inventions made prior to employments, that conflict

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                  or suggest a potential conflict with the best interests of the
                  Contractor or Client of the Contractor.

         NON-DISCLOSURE

         5. The Contractee shall not while under contract with the Contractor or at any time after the termination of the said contract, directly or indirectly:

                  (a) divulge to any person, corporation, association, or other organization any name, address, or requirement of any client of the Contractor or any person, corporation, association, or other organization likely to become a client of the Contractor;

                  (b) divulge to any person, corporation, association, or other organization, either directly or indirectly, any confidential information of the Contractor with respect to any

                           a.     planning,
                           b.     engineering,
                           c.     operating procedures of the Contractor,
                           d.     internal affairs of the Contractor,
                           e. internal affairs of any of the clients of the Contractor,
                           f. the names of the previous, present, or future clients of the Contractor,
                           g.     any negotiations made on behalf of the
                                  Contractor,
                           h. any plans, methods, inventions, or devices used or developed by the Contractor,
                           i.     names of suppliers of the Contractor,
                           j. names of products used or produced by the Contractor, and
                           k.     trade secrets of the Contractor,

                  (c) divulge to any person, corporation, association, or other organization, any of the financial affairs of the Contractor.

         The Contractee acknowledges that the aforementioned information is by the Contractee in trust for the benefit, and only for the benefit of the Contractor.

         SURRENDER OF PROPERTY

         6. The Contractee agrees that upon the termination of this contract, irrespective of time, manner or cause of said termination, the Contractee will surrender to the Contractor all notes, data, models, lists, hooks, records, or any other documents that the Contractee came into possession of through this contractor belonging to the Contractor.

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         APPLICATION OF LAW

         7. This Agreement shall be deemed to have been made in the Province of Quebec and the construction, validity, and performance of this Agreement, shall be governed in all respects by the laws of the Province of Quebec.

         CONTRACT BINDING

         8. This Agreement binds the parties hereto and the successors and assigns of the Contractor, and the Contractor and/or the Contractee be entitled to assign their interest in this Agreement to any other person, corporation, association, or other organization and in the event of such an assignment, the Contractee and/or the Contractor undertakes to execute a new contract with the assignee to carry out more effectively the terms of this Agreement.

         AMENDMENT

         9. No amendment or waiver of any part of this Contract shall be effective unless the same is in writing, attached to or endorsed on the said Contract, and signed by both parties.

         APPROPRIATE CHANGES FOR GENDER AND NUMBER

         10. Wherever the context requires or permits, the singular number shall be read as if the plural were expressed and the masculine gender as if the feminine or neuter, as the case may be, were expressed, and the provisions herein shall be read with all the gramatical changes necessary; and wherever used herein the word "organization" includes company, body corporate, partnership, sole proprietorship, or firm.

         HEADINGS FOR REFERENCE PURPOSES

         11. The headings in this Agreement are for convenience only and do not form part of the Agreement.

         LANGUAGE

         12. Les parties ont mutuellement convenu de rediger la presente entente en langue anglaise.

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IN WITNESS WHEREOF the party of the FIRST PART has hereto affixed its corporate
seal attested to by the hand of its duly authorized officer this      th day of
April, 2001


                  Equilar Capital Corporation



                  _______________________
                  Robert Simoneau, President


IN WITNESS WHEREOF the party of the SECOND PART has hereto set his hand and seal
this       th day of April, 2001






                  __________________________
                  Stephane Solis